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FOR IMMEDIATE RELEASE

Contact:  Richard G. Pond
          (617) 854-8086


                              BOSTON CELTICS LIMITED PARTNERSHIP
                                   CONSUMMATES REORGANIZATION


     June 30, 1998. Boston, Massachusetts. Boston Celtics Limited Partnership (NYSE: BOS) announced that its reorganization into two entities, a public partnership taxable as a corporation and a private partnership, was completed effective today. Holders who elected to continue their investment through the public partnership received, for each unit of Boston Celtics Limited Partnership held on June 29, 1998, a cash distribution of $1 and $20 principal amount of new subordinated debentures issued by the existing partnership. In addition, each of their outstanding partnership units was converted automatically into one unit in the new public partnership. The new public partnership will be known as "Boston Celtics Limited Partnership" and will commence trading on the New York Stock Exchange on July 1, 1998 under the symbol "BOS" the same symbol as the existing public partnership before the reorganization. The existing partnership became a subsidiary of the new public partnership and changed its name to "Boston Celtics Limited Partnership II". The subordinated debentures will commence trading on the New York Stock Exchange on July 1, 1998 under the symbol "BOS-38." Holders of approximately __% of the outstanding Boston Celtics Limited Partnership units elected to continue their investment in the public partnership.

     Holders of approximately __% of the outstanding Boston Celtics Limited Partnership units elected to continue their investment in the private partnership and received one unit of Castle Creek Partners, L.P. for each 100 Boston Celtics Limited Partnership units held on June 29, 1998. The Castle Creek units will not trade on any market and will be subject to significant transfer restrictions.

     As part of the reorganization, both the new public partnership, Boston Celtics Limited Partnership, and the new private partnership, Castle Creek, along with several other Celtics-related entities, have entered into an agreement with the National Basketball Association. This agreement continues application to the reorganized entities of the NBA rules, which, as in the




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past,among other things, require NBA approval of significant ownership changes of the partnerships.




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